EXHIBIT 14.1



        ORIENTAL AUTOMOTIVE PARTS DEVELOPMENT (CHINA) CO., LTD.


                 CODE OF BUSINESS CONDUCT AND ETHICS


1. INTRODUCTION

In this Code of Business Conduct ("the Code"), the terms "Oriental" and "Company" means Oriental Automotive Parts Development (China) Co., Ltd.
The policies and procedures set forth in this Code govern the conduct of every aspect of the business of Oriental. While this Code provides a brief summary of the standards of conduct that are the foundation of Oriental's business operations, it is not possible to cover all situations confronting Oriental's personnel in the day to day conduct of their activities. Oriental must rely on the individual judgment, common sense and personal ethical standards of all personnel to maintain a high standard of honesty and integrity in the conduct of Oriental's business.

This Code applies to all members of the Board of Directors (the "Board," with the members referred to herein as "Directors"), officers and employees of Oriental. Any violations of this Code must be promptly reported to management at the appropriate level, including, if necessary and appropriate, to a supervisor, the Chief Executive Officer, a Director or Directors, or a member or members of the Audit Committee of the Board (the "Audit Committee"). The confidentiality of a report and the reporting person will be protected to the extent possible, consistent with the law and the requirements necessary to conduct an effective investigation of the conduct or matter, and no reporting person will suffer retaliation because of a report he or she makes in good faith and with respect to conduct or a matter which the reporting person reasonably believes constitutes a violation of this Code (except that appropriate disciplinary action may be taken against the reporting person if such person was involved in the violation).

2. GENERAL POLICY

It is the policy of Oriental to conduct its business in compliance with applicable governmental laws, rules and regulations, with honesty and integrity, in a manner which demonstrates respect for all people and with a strong commitment to the highest standards of ethics. Oriental demands high standards of integrity and sound ethical judgment from its personnel at all times, and in performing their work for Oriental all personnel must comply with all applicable governmental laws, rules and regulations.

3. CONFLICTS OF INTEREST

Directors, officers and employees of Oriental have a duty to avoid financial, business or other personal interests or relationships which might interfere, or even appear to interfere, with the interests of Oriental or make it difficult to perform their Oriental duties objectively and effectively. Directors, officers and employees should conduct themselves in a manner that avoids even the appearance of a conflict between their personal interests and those of the Company. A conflict of interest situation may arise in many ways. It is not possible to discuss every circumstance that may lead to a conflict of interest, but the following examples are illustrative:

   (a) Owning or holding a substantial financial interest in a company which has material business dealings with Oriental or which engages in any significant field of activity engaged in by Oriental.

   (b) Acting as a director, officer, consultant or employee for any business enterprise with which Oriental has a competitive or significant business relationship, unless so requested or approved by the Company.

   (c) Accepting gifts, payments, or services of significant value from those seeking to do business with Oriental.

   (d) Knowingly competing with Oriental in the purchase or sale of property or diverting from Oriental a business opportunity in which Oriental has or is likely to have an interest.

   (e) Placing of business with a firm owned or controlled by an Oriental employee, officer or Director without the prior specific approval of the Board.

It is Oriental's policy that actual or apparent conflicts of interest must be avoided, to the extent possible, and any material transaction or relationship involving a potential conflict of interest must be approved in advance by the Board. In addition, all related party transactions of Oriental must be reviewed and approved by the Board.

Conflicts of interest may also arise if an employee, officer or Director, or a member of his or her family, receives improper personal benefits as a result of his or her position with Oriental. Company loans to or guarantees of obligations of such persons are of special concern, and personal loans to executive officers and Directors are prohibited by the Sarbanes-Oxley Act of 2002. It is Oriental's policy that such conflicts of interest involving improper personal benefits are prohibited.

4. UNAUTHORIZED USE OF COMPANY PROPERTY AND SERVICES

No employee, officer or Director may use any Company property or services for his or her own personal benefit, or for the personal benefit of anyone else. It should be noted that, with regard to some activities, there are both personal and Company benefits. These would include, for example, employee participation in continuing education programs. Therefore, any employee use of Company property or services which is not solely for the Company's benefit must be approved beforehand by the employee's immediate supervisor. Computer work stations and computer software are provided for the furtherance of Company business only. The Company's computer facilities should not be utilized for individual or outside projects for any purpose without the specific permission of your immediate supervisor. The Company's software programs are in many instances proprietary to the Company or are utilized by the Company through license and usage agreements with outside authors. Software programs should not be copied or transmitted by any means to any third party for private usage.

5. ACCOUNTING RECORDS

Financial statements and the books and records on which they are based must accurately reflect all corporate transactions. All receipts and disbursements of Company funds must be properly recorded in the books, and records must disclose the nature and purpose of the Company's transactions. All records and transactions are subject to review by internal and external auditors. Full cooperation with the auditors is expected and under no circumstances will any relevant information be intentionally withheld from them.

The following requirements apply to all Company records:

   (a) No undisclosed or unrecorded fund or asset of the Company shall be established for any purpose.

   (b) No false or artificial entries shall be made in the books and records of the Company for any reason, and no employee or officer shall engage in any arrangement that results in such prohibited act.

   (c) All transactions shall be executed in accordance with management's general or specific authorization.

   (d) Transactions shall be properly recorded to permit preparation of financial statements in accordance with generally accepted accounting principles and to maintain accountability for assets.

   (e) No payment on behalf of the Company shall be approved or made with the intention or understanding that any part of such payment is to be used for any purpose other than that described by the documents supporting the payment.

6. TRADE SECRETS AND CONFIDENTIAL INFORMATION

With regard to trade secrets and confidential information of Oriental, employees must be guided by loyalty to Oriental and prudence in maintaining the secrecy of such trade secrets and confidential information. Employees should take care to refuse to allow the public or any other company, including our competitors, to obtain improper access to trade secret and confidential information. The following policies should be followed:

   (a) Confidential information and trade secrets should be discussed only on a need-to-know basis with other employees.

   (b) Be careful to avoid inadvertent disclosures of information in the course of social conversations or normal business relations with suppliers and customers.

   (c) Any disclosure of trade secret or confidential information outside of the Company should be done only when appropriate protective agreements have been signed which have been approved by Oriental's attorneys.

7. EMPLOYEE RELATIONS

Oriental's policy is to provide good jobs and to operate under sound and legal personnel policies. All employment is on an at-will basis, and employees are always subject to discharge at any time for any reason or for no reason. Our objective, however, is to be equitable and fair in the treatment of all our employees in all situations. This includes the following:

   (a) The selection and placement of any employee is based on that employee's qualifications, and such decisions are always made without regard to race, religion, national origin, sex, age or physical or mental disabilities (so long as the employee/applicant is qualified for and can perform the job).

   (b) Compensation shall be in accordance with the employee's contribution to the Company, and compensation decisions shall also be made entirely independent of the considerations listed above.

   (c) The Company will make every effort to provide a safe and healthy work environment for all employees. The Company will not tolerate any sexual harassment in the workplace, and appropriate disciplinary action will be taken should any instances of sexual harassment be discovered.

8. CONSULTANTS

Oriental's policy is that all consultants that we retain should abide by the same code of business conduct as our employees. It is the responsibility of any Company employee retaining a consultant for any purpose to make sure the consultant is aware of our Code and agrees to abide by all of its provisions.

9. DISCLOSURES IN SEC REPORTS AND OTHER PUBLIC COMMUNICATIONS

The U.S. Securities and Exchange Commission (the "SEC") requires prompt public disclosure of material information about the Company. It is Oriental's policy that all disclosures to the public, including disclosures in reports and documents that the Company files with or submits to the SEC, press releases, speeches and stockholder and other public communications by the Company, will be full, fair, accurate, timely and understandable.

10. DISCIPLINE AND COMPLIANCE

Failure to comply with this Code may result in disciplinary actions, including warnings, suspensions, termination of employment or such other actions as may be appropriate under the circumstances. The responsibility for compliance with this Code, including the duty to seek interpretation when in doubt, rests with each person subject to this Code.

11. QUESTIONS AND INTERPRETATIONS

Routine questions concerning this Code should be directed to the employee's immediate supervisor. Requests for specific interpretations of this Code should be referred to any officer of the Company. The Code is intended to provide a statement of Company policies and to provide guidance to Oriental personnel. All Company personnel have a continuing obligation to familiarize themselves with applicable laws, rules and regulations and Company policy.

12. CHANGES TO OR WAIVERS FROM THE CODE

The Board shall review this Code as circumstances dictate, and when necessary or desirable amend the Code to ensure that Oriental continues to comply with applicable laws, rules and regulations, including those of the SEC of the United States.

Any changes to this Code and any waiver from this Code, including an implicit waiver resulting from inaction with respect to a reported or known violation of this Code, for an executive officer or Director of Oriental may be made only by the Board and shall be promptly disclosed to shareholders and others as required by law, SEC rules and regulations. Any other change or waiver may be made only by an executive officer of Oriental or the Board.

13. SUMMARY

It is expected that all Oriental personnel will transact the Company's business with the highest standards of integrity. By maintaining sensitivity to and awareness of the ethical aspects of business, we can ensure that our business conduct in all respects is exemplary. Oriental and its employees enjoy an outstanding reputation. Adherence to this Code will uphold and enhance that reputation.